EXHIBIT 5.1

STRADLING YOCCA CARLSON & RAUTH
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660-6441

December 20, 2006

Collectors Universe, Inc.
1921 E. Alton Avenue,
Santa Ana, California 92705

RE: Registration Statement on Form S-8 for the Registration of 1,355,000 shares of Common Stock under the 2006 Equity Incentive Plan of Collectors Universe, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Collectors Universe, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,355,000 shares of the Company’s common stock, $0.001 par value (“Common Stock”), reserved for issuance pursuant to future grants of stock options, restricted stock purchase rights, stock appreciation rights and restricted stock units under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 1,355,000 shares of Common Stock, when issued against full payment therefor in accordance with the respective terms and conditions of the 2006 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to, and the reference made to our firm in, the Registration Statement.

Very truly yours,

/s/   STRADLING YOCCA CARLSON & RAUTH
      STRADLING YOCCA CARLSON & RAUTH